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                                                                     Exhibit 9.1

                                ESCROW AGREEMENT


     ESCROW AGREEMENT made this ______ day of ___________, 2000 by and between Yorktownuniversity.com, Inc. a Virginia corporation ("Yorktownuniversity.com"), and Firstar Bank, N.A., a national banking association ("Bank").

     WHEREAS, Yorktownuniversity.com has offered to sell up to 450,000 newly issued shares ("Shares") of its common stock, at an offering price of $10.00 per share (the "Offering");

     WHEREAS, the Shares are registered pursuant to a Form SB-1 Registration Statement (Registration No. 333-________) filed under the Securities Act of 1933, as amended;

     WHEREAS, the Prospectus provides that Yorktownuniversity.com offer to prospective investors shares for the period beginning on ____________, 2000 through ___________, 2001, subject to Yorktownuniversity.com's right to extend the Offering;

     WHEREAS, the terms of the offering described in Yorktownuniversity.com's Prospectus permit subscriptions to be accepted and offering proceeds released when subscriptions for at least 125,000 shares have been received and, thereafter, on a weekly or other periodic basis, from and after until ______________, 2001, subject to extension for up to _________ additional days;

     WHEREAS, the Prospectus provides that Yorktownuniversity.com will deposit all subscription funds received in a non-interest bearing escrow account with Bank, as escrow agent; Yorktownuniversity.com may elect to accept or reject any or all of the subscriptions in the Offering; and

     WHEREAS, the parties wish to provide for the terms of a deposit account to be established by Yorktownuniversity.com with Bank for the deposit of subscriptions and the terms of withdrawal thereof.

     NOW, THEREFORE, in consideration of the mutual promises herein made and for other good and valuable consideration, the parties hereto hereby agree as follows:

          FIRST: Yorktownuniversity.com shall deliver a certificate signed by it to Bank setting forth the effective date of the Offering, immediately after such effective date.

          SECOND: All funds received from subscribers for the Shares will be delivered by Yorktownuniversity.com to Bank at 425 Walnut Street, [
], Cincinnati, Ohio 45202, Attention: Brian George, for deposit into a special non-interest bearing account (the "Account"), together with the name, address, social security number of each such subscriber, and the name(s) in which the Shares are to be registered. Yorktownuniversity.com agrees that where Shares are to be paid for by check, Yorktownuniversity.com will deposit such check into the Account within one business day following receipt by Yorktownuniversity.com of a subscription.

          THIRD: Bank will hold all funds received by it pursuant to the terms of this Agreement in the Account. Funds may be withdrawn from the Account and disbursed only as follows:

          A. From and after the date that subscriptions acceptable to Yorktownuniversity.com for at least 125,000 Shares are received by the Bank prior to the termination of the Offering and, thereafter on a
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weekly or other periodic basis, Yorktownuniversity.com shall deliver to the Bank a certificate (the "Closing Certificate") stating which of the subscriptions in the Offering have been accepted or rejected.

          B. The Bank shall deliver to Yorktownuniversity.com, without interest, all funds received by it for subscriptions in the Offering (not previously released to Yorktownuniversity.com or returned to subscribers) which Yorktownuniversity.com shall have certified as being accepted and shall return to subscribers, without interest, all funds received by it for subscriptions which Yorktownuniversity.com shall have certified as not being accepted.

          C. Bank shall copy and forward all Subscription Agreements to Yorktownuniversity.com daily.

          FOURTH: No interest shall accrue on any collected funds held in the Account.

          FIFTH:

          A. Bank is acting solely as depository of the funds and not as a trustee or fiduciary under this Agreement. Bank is not a party to, nor has it reviewed or approved any agreement other than this Agreement, nor any other matters of background related to this Agreement.

          B. Bank shall not be liable for any damages, or have any obligations other than the duties prescribed herein in carrying out or executing the purposes and intent of this Agreement; provided, however, that nothing herein
                                       --------  -------
contained shall relieve Bank from liability arising out of its own willful misconduct or gross negligence. Bank's duties and obligations under this Agreement shall be entirely administrative and not discretionary.

          C. Bank shall not be liable to any party hereto or to any third party as a result of any action or omission taken or made by Bank, except for liability arising out of Bank's own willful misconduct or gross negligence. Yorktownuniversity.com will, at its expense, indemnify Bank, hold Bank harmless, and reimburse Bank, and its officers, directors, employees and representatives from, against and for, any and all liabilities, costs, fees and expenses (including reasonable attorney's fees) Bank or any of them may suffer or incur by reason the execution and performance of this Agreement by Bank, including any litigation relating to this Agreement instituted by or against Bank, to which it is a party or in which Bank or any of its officers, directors, employees or representatives are required to appear as a witness. If any legal questions arise concerning Bank's duties and obligations hereunder, Bank may consult its counsel at Yorktownuniversity.com's expense and rely without liability upon written opinions given to it by such counsel.

          D. Bank shall be protected in acting upon any written notice, request, waiver, consent, authorization, or other paper or document which Bank, in good faith, believes to be genuine and what it purports to be.

          E. Bank shall not be bound in any way by any contract or agreement between the other parties hereto, whether or not it has knowledge of any such contract or agreement or of its terms or conditions.

          F. This Agreement shall be terminated upon withdrawal and disbursement of all of funds held in the Account, except that Articles FIFTH and SEVENTH shall survive termination of this Agreement.
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          G.  Notwithstanding anything to the contrary contained in this
Agreement, it is agreed that Bank shall in no case or event be liable for the failure of any of the conditions of this Agreement or damage caused by the exercise of its discretion in any particular manner, or for any reason, except gross negligence or willful misconduct with reference to the Account, and Bank shall not be liable or responsible for its failure to ascertain the terms or conditions, or to comply with any of the provisions, of any agreement, contract or other document delivered to it or referred to herein, nor shall Bank be liable or responsible for forgeries or false personation.

          H. If any controversy arises between the parties hereto or with any third person with respect to the subject matter of this Agreement, its terms or conditions, Bank shall not be required to determine the same or take any action in the premises, but Bank may await the settlement of any such controversy by final appropriate legal proceedings or otherwise as Bank may require, or Bank may institute legal proceedings to determine any controversy, and in any such event Bank shall not be liable for interest or damages.

          I. It is agreed that Bank's duties are only such as are herein specifically provided, being purely ministerial in nature, and that Bank shall incur no liability whatsoever except for its willful misconduct or gross negligence.

          J. Bank may, but shall not be required to, institute legal proceedings of any kind. Bank shall have no responsibility for the genuineness or validity of any document or other item deposited with it, and Bank shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been signed or given by the proper parties.

          K. Bank undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Bank.

          L. No provision of this Agreement shall require Bank to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

          M. Bank may consult with counsel and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

          N. Bank shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but Bank in its discretion may make such further inquiry or investigation into such facts or matters as it may see fit.

          O. The recitals contained herein shall be taken as the statements of Yorktownuniversity.com, and Bank assumes no responsibility for their correctness. Bank makes no representations as to the validity or sufficiency of this Agreement. Bank shall not be accountable for the use or application by Yorktownuniversity.com of the proceeds of the Offering.

          SIXTH: Notwithstanding anything to the contrary contained in this Agreement, Bank (a) may resign from its duties under this Agreement by giving 30 days' prior written notice of such resignation to the other parties hereto and
(b) may be discharged from its duties under this Agreement upon the receipt from each of the other parties hereto of 30 days' prior written notice of such discharge. Upon the resignation or discharge
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of Bank, Yorktownuniversity.com shall retain a substitute financial institution to perform the functions theretofore performed by Bank under this Escrow Agreement.

          SEVENTH: A. Yorktownuniversity.com agrees to pay to Bank reasonable expenses, including counsel fees, incurred in acting hereunder.

          B. It is understood that fees (if any) and usual charges agreed upon for Bank's services hereunder shall be considered compensation for its ordinary services as contemplated by this Agreement and in the event the conditions of this Agreement are not promptly fulfilled or that Bank renders any service hereunder not provided for in this Agreement, or that there is any modification hereof, or that any controversy arises hereunder or that Bank institutes, is made a party to, or intervenes in, any litigation pertaining to this Agreement or the subject matter thereof, Bank and its legal counsel shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses occasioned by such default, delay, controversy or litigation and Bank shall have the right to retain all documents and/or other things of value at any time held by it hereunder until such compensation, fees, costs and expenses shall be paid. Yorktownuniversity.com hereby promises to pay the foregoing sums upon demand.

          EIGHTH: If, after the receipt by Bank of any check or instrument of any party hereto, Bank shall inform Yorktownuniversity.com that such check or instrument has been entered for collection by it hereunder and is uncollectable and payment of the funds represented by such check or instrument has been made pursuant to the terms of this Agreement, then Yorktownuniversity.com shall immediately reimburse Bank for such payment, and Bank shall deliver the returned check or instrument to Yorktownuniversity.com provided, however, that nothing contained herein shall require Bank to invest or pay out funds which it has reason to believe are uncollectable.

          NINTH:    All distributions by Bank to subscribers pursuant to this
Agreement shall be made by check, payable to the order of each respective subscriber and shall be mailed directly to the subscribers by first class mail. All payments by Bank to Yorktownuniversity.com shall be made in immediately available funds, if and to the extent that the funds on deposit with Bank are immediately available at the time of such payment.

          TENTH: The rights and obligations of each party under this Agreement may not be assigned without the prior written consent of all other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          ELEVENTH: This Agreement contains all the terms agreed upon by the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

          TWELFTH: All notices, communications and instructions required or desired to be given under the Escrow Agreement shall be in writing and shall be deemed to be fully given if sent by certified mail, return receipt requested, to the following addresses:

     To:   Firstar Bank, N.A.

           Firstar Bank, N.A.
           425 Walnut Street
           [           ]
           Cincinnati, OH  45202
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           Attention:  Brian George


      To:  Yorktownuniversity.com

           Yorktownuniversity.com
           P.O. Box 653
           Yorktown, VA 23690

           Attention:  Richard J. Bishirjian, President and
                       Chief Executive Officer


or to such other address and to the attention of such other person as any of the above may have furnished to the other parties by certified mail, return receipt requested.

          THIRTEENTH: Yorktownuniversity.com shall deliver to Bank a certificate of the secretary of Yorktownuniversity.com as (a) the authority of certain officers thereof to act on behalf of Yorktownuniversity.com in connection with this Agreement and (b) the incumbency and signatures of such officers, and Bank may act in reliance on such certificate upon the instructions or directions given to it in accordance with the terms of this Agreement by Yorktownuniversity.com, through a person authorized so to act in such certificate.

          FOURTEENTH:    This Agreement shall be deemed to be an agreement made
under the laws of the State of Ohio and for all purposes shall be construed and enforced in accordance with and governed by the laws of such State.

          FIFTEENTH: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                         Yorktownuniversity.com

                                  By:    _________________________
                                         Title:



                                         Firstar Bank, N.A.


By: __________________________
                                         Title: